Exhibit 10.3

FOURTH AMENDMENT TO EMPLOYMENT AND
NON-COMPETITION AGREEMENT

This Fourth Amendment is made on the 14th day of April 2011, by and between DAVID M. DeMEDIO ("DeMedio"), and USA TECHNOLOGIES, INC., a Pennsylvania corporation ("USA").

Background

USA and DeMedio entered into an Employment And Non-Competition Agreement dated April 12, 2005, a First Amendment thereto dated May 11, 2006, a Second Amendment thereto dated  March 13, 2007, and a Third Amendment thereto dated September 22, 2008, and USA has issued a letter to DeMedio dated September 14, 2009 (collectively, the "Employment Agreement"). As more fully set forth herein, the parties desire to amend the Employment Agreement in certain respects.
Agreement

NOW, THEREFORE, in consideration of the covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.           Amendments.

A. Subsection (a) of SECTION 1. Employment of the Employment Agreement is hereby deleted and the following new subsection (a) substituted in its place:

(a)           USA shall employ DeMedio as Chief Financial Officer commencing on the date hereof and continuing through June 30, 2014 (the "Employment Period"), and DeMedio hereby accepts such employment. Unless terminated by either party hereto upon at least 90-days notice prior to the end of the original Employment Period ending June 30, 2014, or prior to the end of any one year extension of the Employment Period, the Employment Period shall not be terminated and shall automatically continue in full force and effect for consecutive one year periods.

B.           Subsection (f) of SECTION 2. Compensation and Benefits of the Employment Agreement is hereby deleted and the following new subsection (f) substituted in its place:

(f)           On the date of the execution and delivery by each of USA and DeMedio of this Fourth Amendment, USA shall issue to DeMedio 25,000 shares of Common Stock in recognition of DeMedio’s dedicated and valuable service to USA and extending the term of his Employment Agreement. These shares shall be vested 1/3 upon signing, 1/3 after one year of signing and 1/3 after two years of signing. The shares shall be issued pursuant to USA’s 2010 Stock Incentive Plan and shall be registered under the Securities Act of 1933, as amended, pursuant to a Form S-8 Registration Statement.

DeMedio acknowledges that the issuance of the shares will represent taxable income to him and that he (and not USA) shall be responsible for the payment of any and all income or other taxes (including any withholding tax obligations of USA) attributable to the issuance of the shares. Not later than the business day following the date on which the shares are included in the taxable income of DeMedio, DeMedio shall satisfy USA’s withholding tax obligations in connection with such shares by either (a) the delivery by DeMedio to USA of a cash payment equal to the amount of the withholding tax obligations, or (b) the assignment and transfer by DeMedio to USA of that number of shares of Common Stock (which may consist of the vested shares issued hereunder as a bonus to DeMedio or any other shares of Common Stock owned by DeMedio) having a value equal to the withholding tax obligations required to be withheld by law, or (c) such other payment method that shall be satisfactory to USA.

2.           Modification.  Except as otherwise specifically set forth in Paragraph 1, the Employment Agreement shall not be amended or modified in any respect whatsoever and shall continue in full force and effect.

3.           Effective Time.  The amendments to the Employment Agreement made in Paragraph 1 hereof shall be effective from and after the date hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment on the day and year first above written.

/s/David M. DeMedio DAVID M. DEMEDIO

USA TECHNOLOGIES, INC.
By:	/s/George R. Jensen, Jr.
George R. Jensen, Jr., Chief Executive Officer